Exhibit 99.1

NEWS RELEASE
Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: FOURTH QUARTER REPORT	Approved by: JON S. PILARSKI
ELKHART, INDIANA — JULY 29, 2011
SKYLINE REPORTS FOURTH QUARTER AND YEAR-END RESULTS
Skyline’s net sales for the fourth quarter of fiscal year 2011 were $48,103,000 as compared to $40,695,000 in the fourth quarter of fiscal 2010. For fiscal 2011, net sales were $162,327,000 as compared to $136,230,000 in fiscal 2010.
Net sales for Skyline’s housing segment were $24,239,000 in the fourth quarter of fiscal 2011 as compared to $24,496,000 in the fourth quarter of fiscal 2010. For fiscal 2011, net sales were $97,922,000 as compared to $90,551,000 for the fiscal 2010.
Net sales for Skyline’s recreational vehicle segment were $23,864,000 in fiscal 2011’s fourth quarter as compared to $16,199,000 for the fourth quarter of fiscal 2010. For the year ended May 31, 2011, net sales were $64,405,000 as compared to $45,679,000 for the same period a year ago.
Fiscal 2011’s fourth quarter loss before income taxes was $4,064,000 as compared to fiscal 2010’s fourth quarter loss before income taxes of $1,562,000. The loss before income taxes for fiscal 2011 was $26,627,000 as compared to $19,351,000 for fiscal 2010. Included in prior year’s pretax loss was a $1,544,000 gain on the sale of idle property, plant and equipment, and $412,000 of income from life insurance proceeds.
In the fourth quarter of fiscal 2010, Skyline established a full valuation allowance against its deferred tax assets, which consisted principally of net operating loss carryforwards, and continued to maintain a full valuation allowance during fiscal 2011. In fiscal 2010, Skyline recognized a provision for income taxes of $9,642,000 eliminating then existing net deferred tax assets of $16,867,000. During fiscal 2011 no tax benefit was recognized from current year operating losses. If the Corporation, after considering future negative and positive evidence regarding the realization of deferred tax assets, determines that a lesser valuation allowance is warranted, it would record a reduction to income tax expense and the valuation allowance in the period of determination.
Skyline reported a net loss of $4,064,000 in the fourth quarter of fiscal 2011 as compared to a net loss of $17,581,000 in the fourth quarter of fiscal 2010. On a per share basis, net loss was $.48 as compared to a net loss of $2.10 for the same period a year ago.
Bringing America Home. Bringing America Fun.

NEWS RELEASE
Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: FOURTH QUARTER REPORT	Approved by: JON S. PILARSKI
For fiscal 2011, net loss was $26,627,000 compared to a prior year net loss of $28,993,000. Net loss per share was $3.17 as compared to a net loss per share of $3.46 for the same period a year ago.
Skyline continues to maintain its traditionally strong balance sheet with no bank debt and a significant position in cash and U.S. Treasury Bills. This financial strength, along with a seasoned management team, should help the corporation meet the challenges ahead.
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Bringing America Home. Bringing America Fun.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)

	(Unaudited)
	Three Months Ended		Year Ended
	May 31,		May 31,
	2011	2010	2011	2010

Net sales	$48,103	$40,695	$162,327	$136,230

Loss before income taxes	(4,064)	(1,562)	(26,627)	(19,351	)(A)

Provision for income taxes	—	16,019	—	9,642

Net loss	$(4,064)	$(17,581)	$(26,627)	$(28,993)

Basic loss per share	$(.48)	$(2.10)	$(3.17)	$(3.46)

Number of weighted average common shares outstanding	8,391,244	8,391,244	8,391,244	8,391,244

(A)	Includes gain on sale of idle property, plant and equipment of $1,544, and $412 of income from life insurance proceeds
SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	May 31,
	2011	2010
ASSETS

Cash and temporary investments	$44,721	$77,257
Accounts receivable	11,477	9,778
Inventories	8,720	6,756
Other current assets	3,463	4,540

Total Current Assets	68,381	98,331

Property, Plant and Equipment, net	24,802	26,722

Other Assets	5,916	5,660

Total Assets	$99,099	$130,713

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$3,392	$3,136
Accrued liabilities	11,324	10,552

Total Current Liabilities	14,716	13,688

Other Deferred Liabilities	7,344	7,318

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	137,543	170,211
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	77,039	109,707

Total Liabilities and Shareholders’ Equity	$99,099	$130,713